Exhibit 23.2


                         Consent of Independent Auditors

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-33830 to Form S-4 on Form S-8 of The Hain Celestial Group, Inc. of our report dated February 18, 1999 (except for Note 7, as to which the date is March 30, 1999), on the consolidated financial statements of Natural Nutrition Group, Inc., appearing in Amendment No. 3 to the Current Report on Form 8-K of The Hain Food Group, Inc. dated April 27, 1999 and filed with the Securities and Exchange Commission on June 18, 1999.


Deloitte & Touche LLP

Costa Mesa, California
June 2, 2000